UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	May 17, 2005

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

001-12319	38-2730460
(Commission File Number)	(IRS Employer Identification Number)

1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:                                      (616) 776-2600

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On May 17, 2005, the Company’s shareholders voted to amend the 2002 Management Equity Incentive Plan to increase the number of common shares available under the Plan by 250,000 shares, bringing the total shares available under the Plan to 1,000,000 shares. The Company’s executive officers and other members of the management team were previously granted options and stock awards under the Plan which are unaffected by the amendment.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         (c)  In addition to reappointing its existing officers, on May 17, 2005, the Meritage Board of Directors created two new officer positions.

        James R. Saalfeld, age 38, who has been an officer of the Company since 1996 and currently serves as its Vice President, General Counsel and Corporate Secretary, was appointed to the additional position of Chief Administration Officer. Mr. Saalfeld is a licensed member of the Michigan State Bar, and was in private practice with Dykema Gossett PLLC prior to joining the Company.

        Roger L. Zingle, age 51, who has been President and Chief Operating Officer of Meritage subsidiary O’Charley’s of Michigan since 2004, was appointed to the position of Chief Operating Officer of Meritage. Mr. Zingle is a twenty-five year veteran of the restaurant industry having served most recently as Chief Operating Officer of Big Boy International from 2002 to 2004. From 1990 to 2002, Mr. Zingle was President and CEO of C.A. Muer Corporation which was best known for its Charley’s Crab restaurants in the Midwest and Florida. Prior to that, Mr. Zingle spent nine years with T.G.I. Friday’s, Inc. as its Vice President of Operations. Mr. Zingle serves pursuant to a five-year employment agreement with O’Charley’s of Michigan that expires in January 2009.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Document
10.1	Amended 2002 Management Equity Incentive Plan (1).
10.2	Employment agreement dated April 12, 2004, between Roger L. Zingle and OCM Food Service, LLC as described in Item 5.02 above (2).

(1)	Previously filed and incorporated by reference from the Schedule 14A Proxy Statement filed April 11, 2005.
(2)	Filed herewith.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2005	MERITAGE HOSPITALITY GROUP INC. By: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer